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                                                                     EXHIBIT 3.1


                         CERTIFICATE OF INCORPORATION

                        OF PILOT NETWORK SERVICES, INC.


                                   ARTICLE I

     The name of the Corporation is Pilot Network Services, Inc.

                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

          (a) AUTHORIZED STOCK. This Corporation is authorized to issue two classes of shares to be designated respectively "Common Stock" and "Preferred Stock," and each class shall have a par value of $0.001 per share. The total number of shares of Common Stock authorized is 40,000,000, and the total number of shares of Preferred Stock authorized is 10,832,810.

          (b) SERIES A, SERIES B, SERIES C, SERIES D, SERIES E AND SERIES F PREFERRED STOCK. The Preferred Stock may be divided into such number of series as the Board of Directors of the Corporation (the "Board") may determine. The rights, preferences, privileges and restrictions granted to or imposed upon the first of such series, designated "Series A Preferred Stock" (the "Series A"), of which the Corporation is authorized to issue 1,400,000 shares; the second of such series, designated "Series B Preferred Stock" (the "Series B"), of which the Corporation is authorized to issue 1,913,424 shares; the third of such series, designated "Series C Preferred Stock" (the "Series C"), of which the Corporation is authorized to issue 1,210,068 shares; the fourth of such series, designated "Series D Preferred Stock" (the "Series D"), of which the Corporation is authorized to issue 1,686,200 shares; the fifth of such series, designated "Series E Preferred Stock" (the "Series E"), of which the Corporation is authorized to issue 783,118 shares; and the sixth of such series, designated "Series F Preferred Stock" (the "Series F"), of which the Corporation is authorized to issue 1,840,000 shares, are set forth in Article IV below.

          (C)  ADDITIONAL SERIES.  Subject to the restrictions set forth in
Article IV, Subsection (g) below, any shares of Preferred Stock, other than the Series A, Series B, Series C, Series D, Series E and Series F, may be issued from time to time in one or more series. The Board is authorized to determine the designation and the number of shares of any such series. The Board is also authorized to determine or alter the rights,
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preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, including, without limitation, the dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences, and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                  ARTICLE IV

     The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes or series of Common Stock or Preferred Stock or holders thereof are as follows:

          (A)  DIVIDENDS.

               (I) Dividends will be paid if and when declared by the Board, in its sole discretion. The holders of outstanding shares of Series B, Series C, Series D, Series E and Series F (as a single class) shall be entitled to receive, when and if declared by the Board out of any assets of the Corporation at the time legally available therefor, dividends in cash at the rate of $.03 per share per annum for each share of Series B, $.06 per share per annum for each share of Series C, $.0875 per share per annum for each share of Series D, $.20 per share per annum for each share of Series E and $0.50 per share per annum for each share of Series F (in each case as appropriately adjusted for stock dividends, stock splits, recapitalizations and the like). Such Series B, Series C, Series D, Series E and Series F dividends shall be prior and in preference to any declaration or payment of any Distribution (as defined below) on the Series A or Common Stock of this Corporation. Subject to the holders of outstanding shares of Series B, Series C, Series D, Series E and Series F first receiving the dividend preference amount stated above, the holders of outstanding shares of Series A shall then be entitled to receive, when and if declared by the Board out of any assets of the Corporation at the time legally available therefor, dividends in cash at the rate of $.005 per share per annum for each share of Series A (as appropriately adjusted for stock dividends, stock splits, recapitalizations and the like). Such Series A dividends shall be prior and in preference to any declaration or payment of any Distribution on the Common Stock of this Corporation. Subject to Subsection (g) "Protective Provisions" below, Distributions may be declared and paid upon shares of Common Stock in any fiscal year of the Corporation only if dividends shall have been paid to, or declared and set apart for, all outstanding shares of Series A, Series B, Series C, Series D, Series E and Series F in the preference amounts stated above. The right to such dividends on the Series A, Series B, Series C, Series D, Series E and Series F shares shall not be cumulative and no right shall accrue to holders of

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Series A, Series B, Series C, Series D, Series E or Series F by reason of the fact that dividends on said shares have not been declared in any prior year, nor shall any undeclared or unpaid dividends bear or accrue interest.

               (II) For purposes of this Subsection (a), unless the context otherwise requires, "Distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in stock, or the purchase or redemption of shares of capital stock of the Corporation (other than redemptions set forth in Subsection (b) or, subject to Subsection (g), repurchases of Common Stock held by employees of the Corporation upon termination of their employment pursuant to agreements providing for such repurchases) for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Corporation, if any.

               (III) Each holder of shares of Series A, Series B, Series C, Series D, Series E and Series F shall be deemed to have consented to Distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by certain employees upon termination of their employment pursuant to agreements providing for such repurchase.

          (B)  REDEMPTION.

               (I) Upon the written request of the holders of a majority of the then outstanding shares of Series B, Series C, Series D, Series E and Series F, requesting as a single class, received by the Company at any time after July 28, 1999 (the "Redemption Request"), ninety (90) days after the date of the Redemption Request (the "Redemption Date") while any shares of Series B, Series C, Series D, Series E and Series F are outstanding, the Corporation shall redeem pro rata as a class as follows: (x) one third of the shares of Series B, Series C, Series D, Series E and Series F outstanding on the Redemption Date (the "Redemption Amount"), (y) the number of shares of Series B, Series C, Series D, Series E and Series F equal to the Redemption Amount on the first anniversary of the Redemption Date and (z) the remainder of the shares of Series B, Series C, Series D, Series E and Series F outstanding on the second anniversary of the Redemption Date, by paying therefor in cash an amount equal to the Series B Redemption Price for each share of Series B redeemed, the Series C Redemption Price for each share of Series C redeemed, the Series D Redemption Price for each share of Series D redeemed, the Series E Redemption Price for each share of Series E redeemed and the Series F Redemption Price for each share of Series F redeemed. The Corporation shall designate pro rata (as a single class) the shares of Series B, Series C, Series D, Series E and Series F to be redeemed; and, if there are insufficient funds to redeem the number of shares of Series B, Series C, Series D, Series E and Series F required to be redeemed by this Subsection (b), the Series B, Series C, Series D, Series E and Series F shall be redeemed pro rata as a single class.

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               (II)   Each outstanding share of the Series B shall be redeemed
at a cash price equal to $.365 per share to be redeemed (the "Series B Original Purchase Price"), plus a rate of return equal to twelve percent (12%) per annum on the Series B Original Purchase Price per share to be redeemed for the period such share (and the related share of the California predecessor corporation) was outstanding, but less an amount equal to all dividends previously paid on each such share to be redeemed (the "Series B Redemption Price"). Each outstanding share of the Series C shall be redeemed at a cash price equal to $0.73 per share to be redeemed (the "Series C Original Purchase Price"), plus a rate of return equal to twelve percent (12%) per annum on the Series C Original Purchase Price per share to be redeemed for the period such share (and the related share of the California predecessor corporation) was outstanding, but less an amount equal to all dividends previously paid on each such share to be redeemed (the "Series C Redemption Price"). Each outstanding share of the Series D shall be redeemed at a cash price equal to $0.875 per share to be redeemed (the "Series D Original Purchase Price"), plus a rate of return equal to twelve percent (12%) per annum on the Series D Original Purchase Price per share to be redeemed for the period such share (and the related share of the California predecessor corporation) was outstanding, but less an amount equal to all dividends previously paid on each such share to be redeemed (the "Series D Redemption Price"). Each outstanding share of the Series E shall be redeemed at a cash price equal to $2.00 per share to be redeemed (the "Series E Original Purchase Price"), plus a rate of return equal to twelve percent (12%) per annum on the Series E Original Purchase Price per share to be redeemed for the period such share (and the related share of the California predecessor corporation) was outstanding, but less an amount equal to all dividends previously paid on each such share to be redeemed (the "Series E Redemption Price"). Each outstanding share of the Series F shall be redeemed at a cash price equal to $5.00 per share to be redeemed (the "Series F Original Purchase Price"), plus a rate of return equal to twelve percent (12%) per annum on the Series F Original Purchase Price per share to be redeemed for the period such share (and the related share of the California predecessor corporation) was outstanding, but less an amount equal to all dividends previously paid on each such share to be redeemed (the "Series F Redemption Price") (collectively, the Series B Redemption Price, the Series C Redemption Price, the Series D Redemption Price, the Series E Redemption Price and the Series F Redemption Price are referred to herein as, the "Redemption Price"); provided, however, that payment of any Redemption Price shall only be made from funds of the Corporation legally available therefor.

               (III) At least thirty (30) days prior to the Redemption Date, written notice shall be mailed, postage prepaid, to each holder of record of the Series B, Series C, Series D, Series E and Series F Preferred Stock to be redeemed; provided that, such notice shall be mailed only to the non-requesting holders of Series B, Series C, Series D, Series E and Series F Preferred Stock, at the holder's post office address last shown on the records of the Corporation, notifying such holder of the intent of the Corporation to redeem such shares, specifying the Redemption Date and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and

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at the place designated, the holder's certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). On or prior to the Redemption Date, each holder of the Series B, Series C, Series D, Series E and Series F Preferred Stock to be redeemed shall surrender such holder's certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the aggregate Redemption Price (the Redemption Price per share to be redeemed multiplied by the number of shares to be redeemed) for the shares to be redeemed shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In calculating the aggregate Redemption Price, the number of shares shall be reduced by the number of which have been converted pursuant to Subsection (e) hereof between the date of such notice of redemption and the date on which conversion rights to such shares terminate. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the aggregate Redemption Price for shares to be redeemed (whether because there is no source of funds legally available for such redemption or because such funds shall not be paid or made available for payment), all rights of the holders of the Series B, Series C, Series D, Series E and Series F Preferred Stock designated for redemption in the Redemption Notice as holders of such series of the Preferred Stock of the Corporation (except the right to receive the aggregate Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

               (IV) On or prior to the Redemption Date, the Corporation shall deposit the aggregate Redemption Price of all shares of Series B, Series C, Series D, Series E and Series F Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instruction and authority to the bank or trust company to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered its share certificate to the Corporation pursuant to Subsection (b) (iii) above. Such instructions shall also provide that any monies deposited by the Corporation pursuant to this Subsection
(b)(iv) for the redemption of shares thereafter converted into shares of the Corporation's Common Stock pursuant to Subsection (e)(i) hereof on or prior to the first business day preceding the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation pursuant to this Subsection (b)(iv) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request.

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               (V)   There shall be no redemption of any shares of Series B,
Series C, Series D, Series E and Series F where such redemption would be in violation of applicable law.

               (VI) If the Corporation shall at any time subdivide the outstanding shares of Preferred Stock or make a distribution of stock on its outstanding Preferred Stock, the Redemption Price in effect immediately prior to such subdivision or any such distribution shall be proportionately decreased and, in case the Corporation shall at any time combine the outstanding shares of Preferred Stock, the Redemption Price (of the Series A, Series B, Series C, Series D, Series E and Series F) in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

          (C)  PREFERENCE ON LIQUIDATION.

               (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of holders of any other series of Preferred Stock which may be issued by the Corporation from time to time, the holders of shares of the Series A, Series B, Series C, Series D, Series E and Series F (hereinafter referred to as the "Preferred Stock") then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Common Stock, an amount equal to $.0357 per share of Series A, $.365 per share of Series B, $.73 per share of Series C, $.875 per share of Series D, $2.00 per share of Series E and $5.00 per share of Series F, plus all declared and unpaid dividends thereon to the date fixed for distribution of assets (respectively, the Series A, Series B, Series C, Series D, Series E and Series F "Liquidation Preference Amount"). If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Preferred Stock the full amount to which they shall be entitled, the holders of the Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. If the assets of the Corporation are sufficient to pay the Liquidation Preference Amounts to the holders of all outstanding shares of Preferred Stock , then the holders of all outstanding shares of Common Stock shall be entitled to be paid, out of the remaining assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, an amount equal to $.0005 per share (the Common Stock "Liquidation Preference Amount") before any payment is made pursuant to Subsection (c)(ii) below. If upon liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Common Stock the full amount to which they shall be entitled, the holders of the Common Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. The

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merger or consolidation of the Corporation into or with another entity in which the shareholders of the Corporation shall own less than 50% of the voting securities of the surviving corporation or the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms as used in this Subsection (c).

               (II) In the event of any liquidation, dissolution or winding up of this Corporation, after the distributions to holders of Preferred Stock and Common Stock in an amount equal to their respective Liquidation Preference Amounts have been paid, subject to the rights of holders of any other series of Preferred Stock which may be issued by the Corporation from time to time, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each or the number of shares of Common Stock that would be held by each assuming conversion of all of the outstanding shares of Preferred Stock; provided, however, that the holders of Preferred Stock shall be allowed to participate in such distribution only up until the first $25.0 million has been distributed to holders of Preferred Stock and Common Stock in accordance with this Subsection (c), and any amounts in excess of $25.0 million shall be distributed to only the holders of Common Stock.

          (D)  VOTING.

               (I) Except as otherwise required under applicable law or as set forth herein, the shares of Preferred Stock shall be voted with the shares of Common Stock at any annual or special meeting of shareholders of the Corporation, or may act by written consent in the same manner as the Common Stock, upon the following basis: each holder of shares of the Preferred Stock shall be entitled to such number of votes for the Preferred Stock held by it on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the largest number of whole shares of the Common Stock into which all of its shares of Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

               (II) Notwithstanding the foregoing Subsection (d)(i), the holders of the Series A, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes of the capital stock of the Corporation, shall be entitled, at any election of directors to the Corporation's Board, to elect one (1) director; the holders of the Series B and Series C, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes of the capital stock of the Corporation, shall be entitled, at any election of directors to the Corporation's Board, to elect one (1) director; the holders of Series D, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes of the capital stock of the Corporation, shall be entitled, at any election of directors of the Corporation's Board to elect one (1) director; and the

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holders of the Corporation's Common Stock, voting separately as a class and to the exclusion of all other classes of the capital stock of the Corporation, shall be entitled to elect one (1) director. The remaining directors shall be elected by all classes voting together as a single class in accordance with Subsection (d)(i) above.

          (E)  CONVERSION RIGHTS.

               (I) Each share of Preferred Stock shall be convertible on or prior to the first business day preceding the Redemption Date, at the option of the holder thereof, at any time after the issuance of such share into fully paid and nonassessable shares of Common Stock. Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock immediately upon (x) the closing of a sale by the Corporation of Common Stock in an underwritten (firm commitment) public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), with proceeds to the Corporation of at least $7,500,000 and an offering price per share (prior to underwriting commissions and expenses) to the public equal to or greater than $5.00, adjusted for stock dividends, stock splits, stock combinations and the like, or (y) in the event that the holders of at least two-thirds of the then outstanding shares of Series A, Series B and Series C, and Series D and Series E, and a majority of the Series F (with Series A voting separately as a class, Series B and C voting together as a single class, Series D and E voting together as a single class, and Series F voting separately as a class), consent in writing to conversion of such Series A, Series B, Series C, Series D, Series E and Series F, to Common Stock, as the case may be. The number of shares of Common Stock into which each share of the Series A, Series B, Series C, Series D, Series E and Series F may be converted shall be determined by dividing $..0357, $.365, $.73, $.875, $2.00 and $5.00, respectively, by the Conversion
Price (determined as hereinafter provided) in effect at the time of conversion.

               (II) The Conversion Price per share at which shares of Common Stock shall be issuable upon conversion of any shares of Series A, Series B, Series C, Series D, Series E and Series F shall initially be $.0357, $.365, $.73, $.875, $2.00 and $5.00, respectively, which amount shall be subject to adjustment from time to time as provided in Subsection (f) hereof.

               (III) The holder of any shares of the Preferred Stock may exercise its conversion rights as to such shares or any part thereof by delivering during regular business hours to the Corporation, at the office of any transfer agent of the Corporation for the Preferred Stock, the principal office of the Corporation or such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have occurred on the date when such delivery is made, and such date is referred to herein as the "Conversion Date". As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or

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certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Subsection (e)(iv). The holder shall be deemed to have become a shareholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on such date, in which event such holder shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall nevertheless be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

               (IV) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of the Preferred Stock. If more than one share of the Series A, Series B, Series C, Series D, Series E or Series F shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A, Series B, Series C, Series D, Series E or Series F so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined (in good faith) by the Board.

               (V) The Corporation shall pay any and all expenses of any issuance or delivery of shares of Common Stock upon conversion of the Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax either has been paid or is not payable.

               (VI) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining any necessary director and shareholder action) increase the authorized amount of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding.

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               (VII)  If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation shall, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

               (VIII) All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock shall upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

          (F) ADJUSTMENT OF CONVERSION PRICE. The Conversion Price of the Preferred Stock in effect shall be subject to adjustment from time to time as follows:

               (I) STOCK SPLITS, DIVIDENDS AND COMBINATIONS. If the Corporation shall at any time subdivide the outstanding shares of Common Stock or make a distribution of stock on its outstanding Common Stock, the Conversion Price in effect immediately prior to such subdivision or such distribution shall be proportionately decreased and, in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Price (of the Series A, Series B, Series C, Series D, Series E and Series F) in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

               (II) RECLASSIFICATION AND REORGANIZATION. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Subsection (f)(i) above or a merger or other reorganization referred to in Subsection (c)(i) above), the Series A, Series B, Series C, Series D, Series E and Series F Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A, Series B, Series C, Series D, Series E and Series F shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

               (III) ISSUANCES AT LESS THAN THE CONVERSION PRICE. Upon issuance by the Corporation of Common Stock, or any right or option to purchase Common Stock or stock convertible into Common Stock, or any obligation or any share of stock convertible into or exchangeable for Common Stock for a price per share that is less than the Conversion Price (of the Preferred Stock, respectively) in effect immediately

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prior to the time of such issuance or sale, other than (a) an issuance of stock or securities pursuant to Subsections (f)(i) or (ii), (b) the issuance of shares of Common Stock upon conversion of any Preferred Stock, (c) the grant of options to purchase, or the issuance of, Common Stock to officers, consultants, employees or directors of the Corporation and its subsidiaries pursuant to stock option or stock purchase plans or agreements approved by the Board of Directors, whether "qualified" for tax purposes or not, up to a maximum of 3,400,000 shares of stock (as adjusted to reflect stock dividends, stock splits or like transactions), including without limitation, options granted by the Board of Directors in April 1998, (d) the repurchase of shares from the Corporation's employees, consultants, officers or directors at such person's cost (or at such other price as may be agreed to by the Board), (e) the issuance of warrants issued as of the date hereof which are exercisable for shares of stock of the Company and the issuance of warrants exercisable for up to an additional 20,000 (as adjusted to reflect stock dividends, stock splits or like transactions) shares of stock of the Company, and the issuance of stock upon exercise of such warrants, in connection with any equipment or tooling lease or purchase approved by the Board, and (f) the issuance of warrants or convertible debt issued as of the date hereof, and the issuance of warrants or convertible debt exercisable for up to an additional 100,000 (as adjusted to reflect stock dividends, stock splits or like transactions) shares of stock of the Company, or the issuance of shares of Common Stock upon exercise of such securities, to banks or similar financial institutions in connection with debt financing transactions, (g) shares of stock issuable upon exercise of options granted to AmeriData Technologies, Inc., and (h) the issuance of Series C upon exercise of warrants issued in connection with the Series B financing, then forthwith upon such issuance or sale the Conversion Price (of the Series A, Series B, Series C, Series D, Series E or Series F, respectively) in effect immediately prior to such issuance shall be reduced, as of the closing or consummation of such issuance, to a price (calculated to the nearest cent) determined by dividing:

                    (1) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the then existing Conversion Price (of the Series A, Series B, Series C, Series D, Series E or Series F, respectively), (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or shares of stock of the Corporation outstanding immediately prior to such issuance or sale multiplied by the then existing Conversion Price of the Series A, Series B, Series C, Series D, Series E or Series F, respectively, and (z) an amount equal to the aggregate "consideration actually received" (as defined below) by the Corporation upon such issuance or sale, by

                    (2) the sum of (x) the number of shares of Common Stock outstanding immediately after such issuance or sale, and (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or shares of stock of the Corporation outstanding immediately after such issuance or sale.

                    (3) In the event of an issuance or sale for cash of shares of the Common Stock, the "consideration actually received" by the Corporation thereof or shall mean the amount of cash received, before deducting therefrom any commissions or expenses paid by the Corporation.

                    (4) In the event of an issuance (otherwise than upon conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for a consideration other than cash (either in whole or in part), the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration as determined (in good faith) by the Board.

                    (5) In the event of an issuance in any manner by the Corporation of any rights to subscribe for or to purchase shares of Common Stock, or any options for the purchase of shares of Common Stock or stock convertible into Common Stock, all shares of Common Stock or stock convertible into Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed "outstanding" as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock or stock convertible into Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the "consideration actually received" by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

                    (6) In the event of an issuance in any manner by the Corporation of any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed issued as of the date such obligations or shares are issued, and the amount of the "consideration actually received" by the Corporation for such additional shares of Common Stock shall be deemed to be the sum of (x) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, as the case may be, and (y) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of distributions.

                    (7) The amount of the "consideration actually received" by the Corporation upon the issuance of any rights or options referred to in Subsection (iii)(5) above or upon the issuance of any obligations or shares which are convertible or exchangeable as described in Subsection (iii)(6) above, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, which is receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in Subsections (iii)(3) and (iii)(4) above with respect to the consideration received by the Corporation in case of the issuance of additional shares of Common Stock; provided, however, that for purposes of Subsection (iii)(4), if such obligations or shares of stock so convertible or exchangeable are issued in payment or satisfaction of any distribution upon any stock of the Corporation other than Common Stock, the amount of the "consideration actually received" by the Corporation upon the original issuance of such obligations or shares of stock so convertible or exchangeable shall be deemed to be the value of such obligations or shares of stock as of the date of the adoption of the resolution declaring such distribution, as determined (in good faith) by the Board at or as of that date. Upon the expiration of any rights or options referred to in Subsection (iii)(5), or the termination of any right of conversion or exchange referred to in Subsection (iii)(6), or any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion or exchange of such convertible or exchangeable securities, the Conversion Price of the Series A, Series B, Series C, Series D, Series E or Series F then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such options, rights or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

               (8) In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons or options or rights not referred to in Subsection
(f)(iii)(5), then, in each such case, the holders of the Series A, Series B, Series C, Series D, Series E and Series F shall be entitled to the distributions at the rate provided for in Subsection (a) above before any distribution shall be made to the holders of the Corporation's Common Stock, and no adjustment to the Conversion Prices provided for in this Subsection (f) shall be applicable.

               (9) In the event the Corporation shall issue another series of Preferred Stock on more than one date, the Conversion Price of the Series A, Series B, Series C, Series D, Series E and Series F shall be adjusted only once for the issuance of such other series of Preferred Stock, such adjustment to occur upon the final closing of the issuance thereof, provided that all such issuances occur during a period of not more than 120 days.

               (10) The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Subsection (f) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment of any kind.

               (11) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A, Series B, Series C, Series D, Series E or Series F pursuant to this Subsection (f), the Corporation shall, upon written request of any holder of such stock and at the Corporation's expense, compute such adjustment or readjustment in accordance with the terms hereof, and prepare and furnish to such holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any other holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (x) such adjustment or readjustment, (y) the Conversion Price in effect, and (z) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of its shares.

          (G) PROTECTIVE PROVISIONS. So long as any shares of Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided under applicable law, of the holders of at least a majority of the total number of shares (as if converted) of Preferred Stock outstanding, voting together as one class, (i) amend any of provisions of this Certificate of Incorporation or the bylaws of the Corporation; or (ii) increase or decrease the number of authorized directors of the Corporation; or (iii) create any new class or series of shares of Preferred Stock senior to or on a parity with the Series A, Series B, Series C, Series D, Series E or Series F as to voting rights, redemption rights, dividends or a distribution of assets of the Corporation in liquidation; or (iv) purchase, redeem, or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), or direct or permit any subsidiary of the Corporation to purchase or otherwise acquire, any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees pursuant to agreements under which the Corporation has the option to repurchase such shares (at cost) upon the occurrence of certain events, such as the termination of employment; or (v) sell, lease, convey, exchange, transfer or otherwise dispose of all or substantially all of its assets (other than for the purposes of securing payment of any contract or obligation); (vi) merge or consolidate with or into any other Corporation except into or with a wholly-owned subsidiary; or (vii) declare or pay any dividend on Common Stock.

          So long as any shares of Series D are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided under applicable law, of the holders of at least a majority of the total number of then outstanding Series D, voting together as a class,
(i) sell, lease, convey, exchange, transfer or otherwise dispose of all or substantially all of its assets (other than for the purposes of securing payment of any contract or obligation) or (ii) merge or consolidate with or into any other corporation, except into or with a wholly-owned subsidiary, unless the proceeds to be received by the Company's shareholders in such transaction are distributed in accordance with the provision of Subsection (c) hereof.

               So long as any shares of Series E are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided under applicable law, of the holders of at least a majority of the total number of then outstanding Series E, voting together as a class, (i) sell, lease, convey, exchange, transfer or otherwise dispose of all or substantially all of its assets (other than for the purposes of securing payment of any contract or obligation) or (ii) merge or consolidate with or into any other corporation, except into or with a wholly-owned subsidiary, unless the proceeds to be received by the Company's shareholders in such transaction are distributed in accordance with the provision of Subsection (c) hereof.

          So long as any shares of Series F are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided under applicable law of the holders of at least a majority of the total number of then outstanding Series F, voting together as a class,
(i) sell, lease, convey, exchange, transfer or otherwise dispose of all or substantially all of its assets (other than for the purposes of securing payment of any contract or obligation), (ii) merge or consolidate with or into any other corporation, except into or with a wholly-owned subsidiary, unless the proceeds to be received by the Company's shareholders in such transaction are distributed in accordance with the provision of Subsection (c) hereof, or (iii) amend any provision of this Certificate of Incorporation in a manner which adversely affects the rights, preferences, privileges or restrictions of the Series F.

          (H) STATUS OF CONVERTED OR REDEEMED SHARES. In case shares of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock shall be converted or redeemed, the shares so converted or redeemed shall be canceled, retired and eliminated from the shares which the Corporation is authorize to issue.

          (I) RESTATED CERTIFICATE. Upon conversion of all outstanding shares of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, this Article IV shall be of no further force or effect, and this Certificate of Incorporation may be restated by a resolution of the Board of Directors (and without further action by the stockholders) to delete this
Article IV and to delete all references in this Certificate of Incorporation to the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock.

                                   ARTICLE V

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of Delaware.

                                  ARTICLE VI

     The Corporation is to have perpetual existence.

                                  ARTICLE VII

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend or repeal the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal Bylaws made by the Board of Directors as provided for in this Amended and Restated Certificate of Incorporation. The affirmative vote of 66-2/3% of the total number of votes of the then outstanding shares of capital stock of this Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the Corporation's Bylaws: 2.3 (Special Meeting), 2.5 (Advance Notice of Stockholder Nominees) and 2.6 (Advance Notice of Stockholder Business) by the stockholders of this Corporation.

                                 ARTICLE VIII

     The number of directors which shall constitute the whole Board of Directors of the Corporation shall be as specified in the Bylaws of the Corporation.

                                  ARTICLE IX

     The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.


                                   ARTICLE X

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  ARTICLE XI

     If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent. This provision shall supersede any provision to the contrary in the Bylaws of the Corporation.

                                  ARTICLE XII

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                 ARTICLE XIII

     Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the Bylaws of this Corporation), the affirmative vote of 66-2/3% of the total number of the then outstanding shares of capital stock of this Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, Articles VII through
XV. Notice of any such proposed amendment, repeal or adoption, shall be contained in the notice of the meeting at which it is to be considered. Subject to the provisions set forth herein, this Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XIV

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article XIV, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this
Article XIV, shall eliminate or reduce the effect of this Article XIV in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XIV, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.


                                  ARTICLE XV

     "Listing Event" as used in this Amended and Restated Certificate of
      -------------
Incorporation shall mean the Corporation becoming a "Listed Corporation" within
                                                     ------------------
the meaning of Section 301.5 of the California Corporations Code. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, its directors and its stockholders or any class thereof, as the case may be, it is further provided that, effective upon the occurrence of the Listing Event:

          (i) The number of directors which shall constitute the entire Board of Directors, and the number of directors in each class, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Until changed by a resolution of the Board of Directors, Class I shall consist of three directors, each of whom shall be designated by the Board of Directors, and Class II shall consist of two directors, each of whom shall be designated by the Board of Directors.

     The Board of Directors shall be divided into two classes, designated as Class I and Class II, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the Listing Event, the terms of office of the Class I directors shall expire and Class I directors shall be elected for a full term of two years. At the second annual meeting of stockholders following the Listing Event, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of two years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of two years to succeed the directors of the class whose terms expire at such annual meeting.

     Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single
                                   ------------
class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.


          (ii) There shall be no right with respect to shares of stock of the Corporation to cumulate votes in the election of directors.

          (iii) Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least 66-2/3% of the voting power of the then-outstanding shares of the Voting Stock.

                                  ARTICLE XVI

     The name and mailing address of the incorporator are as follows:

                                   Donald M. Keller, Jr.
                                   Venture Law Group
                                   A Professional Corporation
                                   2800 Sand Hill Road
                                   Menlo Park, CA 94025



Executed this ___ day of ____________________.


                              __________________________________________
                              Donald M. Keller, Jr., Incorporator